Exhibit 10.1

Yukoh Yoshida

President

Senju Pharmaceutical Co., Ltd.

5-8, Hiranomachi 2-chome

Chuo-ku, Osaka, 541-0046

Japan

Dear Mr. Yoshida:

In connection with our recent letter regarding changing the terms and conditions of the Bromfenac License Agreement dated March 7, 2002, and amended August 13, 2002 and May 31, 2006, this letter is to further document our mutual agreement to the following additional change.

Senju and ISTA agree that the definition of Territory in the License Agreement is amended to read:

1.02 “Territory” shall mean North America, including the possessions of the United States.”

If you agree to the above, please sign and date this and the duplicate copy of this letter in the space provided below and return one signed copy to us.

Sincerely yours,

/s/ Vicente Anido, Jr.

Vicente Anido, Jr.

President and CEO

ISTA Pharmaceuticals, Inc.

Date: December 11, 2009

Agreed to and accepted

/s/ Yukoh Yoshida

Yukoh Yoshida

President

Senju Pharmaceutical Co., Ltd.